                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MAXXAM Group Inc.:

      We have audited the accompanying consolidated balance sheets of MAXXAM
Group Inc. (a Delaware corporation and a wholly owned subsidiary of MAXXAM Group
Holdings Inc.) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's deficit and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Group
Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                      ARTHUR ANDERSEN LLP

San Francisco, California
March 28, 2002

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2001        2000
                                                                                            ----------  -----------
ASSETS:

Current assets:
   Cash, cash equivalents and restricted cash.............................................  $    56.7   $    154.7
   Marketable securities..................................................................       27.2         21.5
   Receivables:
      Trade...............................................................................       12.5         10.4
      Other...............................................................................        2.3          3.1
   Inventories............................................................................       49.6         53.3
   Prepaid expenses and other current assets..............................................       17.4         14.3
                                                                                            ----------  -----------
        Total current assets..............................................................      165.7        257.3
Property, plant and equipment, net of accumulated depreciation of $108.9 and
   $111.8 respectively....................................................................      224.5         99.5
Timber and timberlands, net of accumulated depletion of $261.7 and $251.9,
   respectively...........................................................................      252.6        262.8
Deferred financing costs, net.............................................................       21.6         17.9
Deferred income taxes.....................................................................       12.9         20.8
Restricted cash, marketable securities and other investments..............................       89.8         96.6
Other assets..............................................................................        6.8          7.8
                                                                                            ----------  -----------
                                                                                            $   773.9   $    762.7
                                                                                            ==========  ===========

LIABILITIES AND STOCKHOLDER'S DEFICIT:

Current liabilities:
   Accounts payable.......................................................................  $     5.7   $      6.1
   Accrued interest.......................................................................       26.1         26.4
   Accrued compensation and related benefits..............................................       12.4          8.2
   Deferred income taxes..................................................................        7.5          8.8
   Other accrued liabilities..............................................................        6.5          3.6
   Short-term borrowings and current maturities of long-term debt, excluding $2.3 and
      $2.2, respectively, of repurchased Timber Notes held in the SAR Account.............       35.5         51.3
                                                                                            ----------  -----------
        Total current liabilities.........................................................       93.7        104.4
Long-term debt, less current maturities and excluding $55.4 and $57.7, respectively, of
   repurchased Timber Notes held in the SAR Account.......................................      874.5        770.0
Deferred income taxes.....................................................................       18.4         31.2
Other noncurrent liabilities..............................................................       28.2         26.6
                                                                                            ----------  -----------
        Total liabilities.................................................................    1,014.8        932.2
                                                                                            ----------  -----------

Contingencies (See Note 10)

Stockholder's deficit:
   Common stock, $0.081/3 par value; 1,000 shares authorized; 100 shares issued...........          -            -
   Additional capital.....................................................................       81.3         81.3
   Accumulated deficit....................................................................     (323.1)      (251.4)
   Accumulated other comprehensive income.................................................        0.9          0.6
                                                                                            ----------  -----------
        Total stockholder's deficit.......................................................     (240.9)      (169.5)
                                                                                            ----------  -----------
                                                                                            $   773.9   $    762.7
                                                                                            ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                            (IN MILLIONS OF DOLLARS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   2001        2000        1999
                                                                                ----------  ----------  -----------
Net sales:
   Lumber and logs............................................................  $   162.8   $   178.8   $    165.5
   Other......................................................................       26.9        21.3         22.3
                                                                                ----------  ----------  -----------
                                                                                    189.7       200.1        187.8
                                                                                ----------  ----------  -----------

Operating expenses:
   Cost of goods sold.........................................................      164.3       157.4        159.5
   Selling, general and administrative expenses...............................       21.1        15.4         15.4
   Special charges............................................................        8.2           -            -
   Depletion and depreciation.................................................       22.6        20.3         17.3
                                                                                ----------  ----------  -----------
                                                                                    216.2       193.1        192.2
                                                                                ----------  ----------  -----------

Operating income (loss).......................................................      (26.5)        7.0         (4.4)

Other income (expense):
   Gains on sales of timberlands..............................................       16.7        59.5        239.8
   Investment, interest and other income (expense), net.......................       11.1        20.6         26.9
   Interest expense...........................................................      (65.0)      (64.1)       (66.5)
                                                                                ----------  ----------  -----------
Income (loss) before income taxes.............................................      (63.7)       23.0        195.8
Benefit (provision) in lieu of income taxes...................................        9.1       (10.2)       (77.6)
                                                                                ----------  ----------  -----------
Income (loss) before extraordinary item.......................................      (54.6)       12.8        118.2
Extraordinary items:
   Gains on repurchases of debt, net of provision in lieu of income
      taxes of $2.2...........................................................          -         3.8            -
                                                                                ----------  ----------  -----------
Net income (loss).............................................................  $   (54.6)  $    16.6   $    118.2
                                                                                ==========  ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S DEFICIT
              (IN MILLION OF DOLLARS, EXCEPT PER SHARE INFORMATION)

                                                                                   ACCUMU-
                                                                                    LATED
                                                                                     OTHER                 COMPRE-
                                                  COMMON      ADDI-     ACCUM-     COMPRE-                 HENSIVE
                                                   STOCK     TIONAL     ULATED     HENSIVE                 INCOME
                                                (.081/3 PAR) CAPITAL    DEFICIT     INCOME      TOTAL      (LOSS)
                                                ---------- ----------  ---------  ----------  ---------  ----------
Balance, December 31, 1998....................  $       -  $    81.3   $ (259.2)  $       -   $ (177.9)
   Net income and comprehensive income........          -          -      118.2           -      118.2   $   118.2
                                                                                                         ==========
   Dividend...................................          -          -      (18.7)          -      (18.7)
                                                ---------- ----------  ---------  ----------  ---------
Balance, December 31, 1999....................          -       81.3     (159.7)          -      (78.4)
   Net income.................................          -          -       16.6           -       16.6   $    16.6
   Change in value of available-for-sale
   investments................................          -          -          -         0.6        0.6         0.6
                                                                                                         ----------
   Comprehensive income.......................                                                           $    17.2
                                                                                                         ==========
   Dividend...................................          -          -     (108.3)          -     (108.3)
                                                ---------- ----------  ---------  ----------  ---------
Balance, December 31, 2000....................                  81.3     (251.4)        0.6     (169.5)
   Net loss...................................          -          -      (54.6)          -      (54.6)  $   (54.6)
   Change in value of available-for-sale
      investments.............................          -          -          -         0.3        0.3         0.3
                                                                                                         ----------
   Comprehensive loss.........................                                                           $   (54.3)
                                                                                                         ==========
   Dividend...................................          -          -      (17.1)          -      (17.1)
                                                ---------- ----------  ---------  ----------  ---------
Balance, December 31, 2001....................  $          $    81.3   $ (323.1)  $     0.9   $ (240.9)
                                                ========== ==========  =========  ==========  =========

   The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       2001      2000       1999
                                                                                     --------- ---------  ---------
Cash flows from operating activities:
   Net income (loss)...............................................................  $  (54.6) $   16.6   $  118.2
   Adjustments to reconcile net income (loss) to net cash provided by (used for)
      operating activities:
      Depletion and depreciation...................................................      22.6      20.3       17.3
      Special charges..............................................................       7.6         -          -
      Gains on sales of timberlands................................................     (16.7)    (59.5)    (239.8)
      Extraordinary loss (gains) on early extinguishments of debt, net.............         -      (3.8)         -
      Amortization of deferred financing costs.....................................       1.6       1.5        1.6
      Net gains on marketable securities...........................................         -      (8.2)     (11.5)
      Other........................................................................       7.0         -          -
   Increase (decrease) in cash resulting from changes in:
      Receivables..................................................................      (0.8)      3.9       (6.7)
      Inventories, net of depletion................................................       3.1     (11.7)      (2.0)
      Prepaid expenses and other assets............................................      (2.3)     (3.3)      (4.5)
      Accounts payable.............................................................      (0.7)        -        2.7
      Accrued interest.............................................................      (0.4)     (1.8)      (0.1)
      Accrued and deferred income taxes............................................     (10.4)     10.6       75.8
      Long-term assets and long-term liabilities...................................       0.4       2.0        0.1
   Other ..........................................................................       2.4      (0.1)      (0.1)
                                                                                     --------- ---------  ---------
        Net cash used for operating activities.....................................     (41.2)    (33.5)     (49.0)
                                                                                     --------- ---------  ---------

Cash flows from investing activities:
   Proceeds from dispositions of property and investments..........................      19.9      67.3      298.3
   Net sales (purchases) of marketable securities..................................      (4.8)     30.9       (4.7)
   Capital expenditures............................................................    (144.7)    (14.0)     (23.1)
   Restricted cash withdrawals used to acquire timberlands.........................         -       0.8       12.9
                                                                                     --------- ---------  ---------
        Net cash provided by (used for) investing activities.......................    (129.6)     85.0       283.4
                                                                                     --------- ---------  ---------

Cash flows from financing activities:
   Proceeds from issuance of long-term debt........................................     122.5         -          -
   Borrowings (repayments) under revolving credit agreements.......................     (18.7)     37.0          -
   Incurrence of deferred financing costs..........................................      (5.3)        -       (0.7)
   Redemptions, repurchases of and principal payments on long-term debt............     (15.1)    (16.0)      (8.3)
   Dividends paid..................................................................     (17.1)   (108.3)     (18.7)
   Restricted cash withdrawals (deposits), net.....................................       6.5       9.7     (171.1)
                                                                                     --------- ---------  ---------
        Net cash provided by (used for) financing activities.......................      72.8     (77.6)    (198.8)
                                                                                     --------- ---------  ---------

Net increase (decrease) in cash, cash equivalents and restricted cash..............     (98.0)    (26.1)      35.6
Cash, cash equivalents and restricted cash at beginning of year....................     154.7     180.8      145.2
                                                                                     --------- ---------  ---------
Cash, cash equivalents and restricted cash at end of year..........................  $   56.7  $  154.7   $  180.8
                                                                                     ========= =========  =========

   The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of MAXXAM Group
Inc. ("MGI") and its wholly owned subsidiaries, collectively referred to herein as the "Company." MGI is a wholly owned subsidiary of MAXXAM Group Holdings Inc.
("MGHI") which is a wholly owned subsidiary of MAXXAM Inc. ("MAXXAM").
Intercompany balances and transactions have been eliminated.

      The Company is engaged in forest products operations conducted through its wholly owned subsidiaries, The Pacific Lumber Company ("PACIFIC LUMBER") and
Britt Lumber Co., Inc. ("BRITT"). Pacific Lumber's principal wholly owned subsidiaries are Scotia Pacific Company LLC ("SCOTIA LLC") and Salmon Creek LLC;
("SALMON CREEK"). Salmon Creek's wholly owned subsidiary is Lakepointe Assets
Holdings LLC ("LAKEPOINTE ASSETS"). The Company's core business is in several principal aspects of the lumber industry - the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Housing, construction and remodeling are the principal markets for the Company's lumber products. In addition, the
Company is engaged in commercial real estate ownership and leasing through
Lakepointe Assets.

      Liquidity and Cash Resources
      Pacific Lumber's 2001 cash flows from operations were adversely affected by operating inefficiencies, lower lumber prices, an inadequate supply of logs and a related slowdown in lumber production. During 2001, comprehensive external and internal reviews were conducted of Pacific Lumber's business operations.
These reviews were an effort to identify ways in which Pacific Lumber could operate on a more efficient and cost effective basis. Based upon the results of these reviews, Pacific Lumber, among other things, indefinitely idled two of its four sawmills, eliminated certain of its operations, including its soil amendment and concrete block activities, began utilizing more efficient harvesting methods and adopted certain other cost saving measures. Most of these changes were implemented by Pacific Lumber in the last quarter of 2001, or the first quarter of 2002. Pacific Lumber also ended its internal logging operations as of April 1, 2002, and intends to rely exclusively on third party contract loggers to conduct these activities in the future. The adverse impact on liquidity of its poor operating results was offset by $79.9 million in distributions made by Scotia LLC to Pacific Lumber (principally from the sale of the Owl Creek grove), $9.3 million in repayments on an intercompany loan by MGI, and $18.5 million of proceeds received from the sale of a portion of the Grizzly
Creek grove. The $29.4 million release from the SAR Account discussed in Note 4 will also improve Pacific Lumber's liquidity. However, Pacific Lumber may require funds available under the Pacific Lumber Credit Agreement, additional repayments by MGI of an intercompany loan and/or capital contributions from MGI to enable it to meet its working capital and capital expenditure requirements for the next year.

      With respect to long-term liquidity, although the Company and its subsidiaries expect that their existing cash and cash equivalents, lines of credit and ability to generate cash flows from operations should provide sufficient funds to meet their debt service and working capital requirements, until such time as Pacific Lumber has adequate cash flows from operations and/or dividends from Scotia LLC, there can be no assurance that this will be the case.

   USE OF ESTIMATES AND ASSUMPTIONS

      The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to filing the consolidated financial statements with the Securities and Exchange
Commission. Adjustments made using estimates often relate to improved information not previously available. Uncertainties regarding such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, actual results could differ from estimates, and it is possible that the subsequent resolution of any one of the contingent matters described in Note 10 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Prepaid Expenses and Other Current Assets; Other Long-term Assets
      Direct costs associated with the preparation of timber harvesting plans
("THPS") are capitalized and reflected in prepaid expenses and other current assets on the balance sheet. These costs are expensed as the timber covered by the related THP is harvested. Costs associated with the preparation of a sustained yield plan ("SYP") and a multi-species habitat conservation plan
("HCP") are capitalized and reflected in other long-term assets. These costs are being amortized over 10 years.

      Timber and Timberlands
      Timber and timberlands are stated at cost, net of accumulated depletion.
Depletion is computed utilizing the unit-of-production method based upon estimates of timber quantities. Periodically, the Company will reassess its depletion rates considering currently estimated merchantable timber and will adjust depletion rates prospectively.

      Concentrations of Credit Risk
      Cash equivalents and restricted marketable securities are invested primarily in investment grade debt instruments as well as other types of corporate and government debt obligations. The Company mitigates its concentration of credit risk with respect to these investments by generally purchasing high grade investments (ratings of A1/P1 short-term or at least AA/aa long-term debt). No more than 10% is invested in the same issue. Unrestricted marketable securities are invested in debt securities, corporate common stocks and option contracts. These investments are held in a limited partnership interest managed by a financial institution.

      The Company had three customers which accounted for 15%, 3% and 3%, respectively, of total net lumber sales for the year ended December 31, 2001.
Trade receivables from these customers totaled $1.3 million as of December 31,
2001.

      Revenue Recognition
      Revenues from the sale of logs, lumber products and by-products are recorded when the legal ownership and the risk of loss passes to the buyer, which is generally at the time of shipment. Rental revenue on operating leases is recognized on a straight-line basis over the term of the lease.

      Deferred Financing Costs
      Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing. The amortization of deferred financing costs expense is included in interest expense on the income statement.

      New Accounting Standards
      In June 2001, the Financial Accounting Standards Board issued SFAS No.
143, "Accounting for Asset Retirement Obligations" ("SFAS NO. 143") which addresses accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs.
The Company is required to adopt SFAS No. 143 beginning on January 1, 2003. In general, SFAS No. 143 requires the recognition of a liability resulting from anticipated asset retirement obligations, offset by an increase in the value of the associated productive asset for such anticipated costs. Over the life of the asset, depreciation expense is to include the ratable expensing of the retirement cost included with the asset value. The statement applies to all legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and (or) the normal operation of a long-lived asset, except for certain lease obligations.
Excluded from this statement are obligations arising solely from a plan to dispose of a long-lived asset and obligations that result from the improper operation of an asset (e.g. environmental obligations). The Company is continuing its evaluation of SFAS No. 143. However, the Company does not currently expect the adoption of SFAS No. 143 to have a material impact on its future financial statements.

      In August 2001, the Financial Accounting Standards Board issued SFAS No.
144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS NO.
144"), which sets forth new guidance for accounting and reporting for impairment or disposal of long-lived assets. The provisions of SFAS 144 are effective for the Company beginning on January 1, 2002. Based on presently available estimates, the new impairment and disposal rules are not expected to result in the recognition of material impairment losses in 2002 beyond those reported as of December 31, 2001 (See Note 2). In addition to the new guidance on impairments, SFAS No. 144 broadens the applicability of the provisions of
Accounting Principles Board Opinion 30 for the presentation of discontinued
operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale or that has been disposed of is presented as a discontinued operation if the operations and cash flows of the component will be
(or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. Although this provision will not affect the total amount reported for net income, it is expected to result in certain operations which were disposed of in prior years being reported separately from results from continuing operations.

2.    SEGMENT INFORMATION AND SPECIAL CHARGES

      As a result of the acquisition of certain real estate in June 2001 which is described in Note 3 below, the Company's financial results are reported in two business segments: forest products and real estate. The column corporate and other includes the results of the parent company and also serves to reconcile the total of the reportable segments' amounts to the total in the Company's consolidated financial statements. The following table presents such financial information, consistent with the manner in which management reviews and evaluates the Company's business activities (in millions).

                                                                   FOREST       REAL     CORPORATE    CONSOLIDATED
                                                    DECEMBER 31,  PRODUCTS     ESTATE    AND OTHER        TOTAL
                                                    ------------ -----------  --------- ------------ --------------
Net sales                                               2001     $    185.3   $    4.4  $         -         $189.7
                                                        2000          200.1          -            -          200.1
                                                        1999          187.8          -            -          187.8

Operating income (loss)                                 2001          (27.5)       1.6         (0.6)         (26.5)
                                                        2000            7.6          -         (0.6)           7.0
                                                        1999           (4.1)         -         (0.3)          (4.4)

Investment, interest and other income (expense), net    2001           11.3          -         (0.2)          11.1
                                                        2000           20.5          -          0.1           20.6
                                                        1999           26.9          -            -           26.9

Interest expense                                        2001           60.1        4.9            -           65.0
                                                        2000           64.1          -            -           64.1
                                                        1999           66.5          -            -           66.5

Depletion and depreciation                              2001           19.4        2.6          0.6           22.6
                                                        2000           19.7          -          0.6           20.3
                                                        1999           17.0          -          0.3           17.3

Income (loss) before income taxes                       2001          (59.6)      (3.3)        (0.8)         (63.7)
                                                        2000           23.9          -         (0.9)          23.0
                                                        1999          196.1          -         (0.3)         195.8

Capital expenditures                                    2001           13.4      131.3            -          144.7
                                                        2000           14.0          -            -           14.0
                                                        1999           23.1          -            -           23.1

Total assets                                            2001          610.8      133.7         29.4          773.9
                                                        2000          726.2          -         36.5          762.7

      Special Charges
      The strategic reviews of the Company's operations discussed in Note 1 resulted in impairment charges, restructuring charges and accruals for environmental remediation costs.

      In connection with the idling of two of the Company's sawmills, the
Company recorded a charge to operating costs of $0.8 million to write-down the carrying amount of the mills to estimated fair value. As of December 31, 2001, the Company has not committed to a plan to dispose of the buildings. In addition, the Company identified machinery and equipment with a carrying amount of $2.0 million that it no longer needed for its current or future operations and committed to a plan in 2001 to dispose of it during 2002. The appraised fair value of the machinery and equipment, net of related costs to sell, is $0.6 million. Accordingly, the Company recorded an impairment charge to operating costs of $1.4 million in 2001 for assets to be disposed of.

      A $2.6 million restructuring charge was recorded in 2001 reflecting cash termination benefits associated with the separation of approximately 305 employees as part of an involuntary termination plan. As of December 31, 2001,
168 of the affected employees had left the Company. The remainder are expected to leave by the second quarter of 2002. Cash termination benefits of $0.6 million were paid in the fourth quarter of 2001, and are included in operating costs. The remaining balance of $2.0 million is expected to be paid by the second quarter of 2002.

      In addition, the Company recorded an environmental remediation charge of
$3.4 million in 2001. The environmental accrual represents the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the
Company's assessment of the likely remediation actions to be taken. The Company expects that $0.7 million of this remediation liability will be incurred during
2002. Based on management's best estimates given the current facts and circumstances, the remaining $2.7 million is expected to be incurred from 2003 through 2005.

      Other unusual items include pre-tax gains on the sale of a portion of the
Grizzly creek grove of $16.7 million in November 2001, $60.0 million on the sale of the Owl Creek grove in December 2000, and $239.8 million on the sale of the
Headwaters Timberlands in March 1999. See Note 3.

3.    SIGNIFICANT ACQUISITIONS AND DISPOSITIONS

      LakePointe Plaza
      In June 2001, Lakepointe Assets purchased Lake Pointe Plaza, an office complex located in Sugar Land, Texas, for a purchase price of $131.3 million.
The transaction was financed with proceeds of $117.3 million, net of $5.2 million in deferred financing costs, from the "LAKEPOINTE NOTES" ($122.5 million principal amount with a final maturity date of June 8, 2021, and an interest rate of 7.56%), and with a cash payment of $14.0 million. Lakepointe Assets acquired the property subject to two leases to existing tenants while simultaneously leasing a majority of the premises, representing all of the remaining space, to an affiliate of the seller. The office complex is fully leased for a period of 20 years under these three leases. Lakepointe Assets is accounting for these leases as operating leases. The Lakepointe Notes are secured by the leases, Lake Pointe Plaza and a $60.0 million residual value insurance contract.

      Headwaters Transactions
      In March 1999, the United States and California acquired approximately
5,600 acres of timberlands containing a significant amount of virgin old growth timber, from Salmon Creek and Pacific Lumber (the "HEADWATERS TIMBERLANDS").
Salmon Creek received $299.9 million for its 4,900 acres, and for its 700 acres
Pacific Lumber received the 7,700 acre Elk River Timberlands, which Pacific
Lumber contributed to Scotia LLC in June 1999. See Note 10 below for a discussion of additional arrangements entered into at that time.

      As a result of the disposition of the Headwaters Timberlands, the Company recognized a pre-tax gain of $239.8 million ($142.1 million net of deferred taxes) in 1999. This amount represents the gain attributable to the portion of the Headwaters Timberlands for which the Company received $299.9 million in cash. With respect to the remaining portion of the Headwaters Timberlands for which the Company received the Elk River Timberlands, no gain has been recognized as this represented an exchange of substantially similar productive assets. These timberlands have been reflected in the Company's financial statements at an amount which represents the Company's historical cost for the timberlands which were transferred to the United States.

      Scotia LLC and Pacific Lumber also entered into agreements with California for the sale of two timber properties known as the Owl Creek grove and the
Grizzly Creek grove. On December 29, 2000, Scotia LLC sold the Owl Creek grove to California for $67.0 million, resulting in a pre-tax gain of $60.0 million.
On November 15, 2001, Pacific Lumber sold a portion of the Grizzly Creek grove to California for $19.8 million, resulting in a pre-tax gain of $16.7 million.

4.    CASH, MARKETABLE SECURITIES AND OTHER INVESTMENTS

      Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less. As of December 31, 2001 and 2000, the carrying amounts approximated fair value.

      Marketable securities consist primarily of investments in debt securities.
The Company determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt securities are classified as "held-to-maturity" when the Company has the positive intent and ability to hold the securities to maturity. Debt securities which the Company does not have the intent or ability to hold to maturity are classified as "available-for- sale." "Held-to-maturity"
securities are stated at amortized cost. Debt securities classified as
"held-to-maturity" as of December 31, 2001 and 2000, totaled $11.9 million and
$18.9 million, respectively, and had a fair market value of $11.9 million and
$18.9 million, respectively. "Available-for-sale" securities are carried at fair market value, with the unrealized gains and losses included in other comprehensive income and reported in stockholder's deficit. The fair value of substantially all securities is determined by quoted market prices. Marketable securities which are considered "trading" securities consist of long and short positions in corporate common stocks and option contracts and are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income (expense), net for each of the three years in the period ended December 31, 2001 were: 2001
- no net realized gains or losses and net unrealized gains of $1.3 million; 2000
- net realized gains of $9.4 million and no net unrealized gains or losses; 1999
- net realized gains of $12.7 million and net unrealized losses of $0.9 million.

      Cash, marketable securities and other investments include the following amounts which are restricted (in millions):

                                                                                               December 31,
                                                                                       ----------------------------
                                                                                           2001           2000
                                                                                       ------------- --------------
Current assets:
   Cash and cash equivalents:
      Amounts held as security for short positions in marketable securities..........  $          -  $         5.1
      Other restricted cash and cash equivalents.....................................          35.4           29.2
                                                                                       ------------- --------------
                                                                                               35.4           34.3
                                                                                       ------------- --------------
   Marketable securities, restricted:
      Amounts held in SAR Account....................................................          17.1           16.3
                                                                                       ------------- --------------

Long-term restricted cash, marketable securities and other investments:
   Amounts held in SAR Account.......................................................         137.8          144.4
   Other amounts restricted under the Timber Notes Indenture.........................           2.8            2.9
   Other long-term restricted cash...................................................           2.2            2.0
   Less:  Amounts attributable to Timber Notes held in SAR Account...................         (53.0)         (52.7)
                                                                                       ------------- --------------
                                                                                               89.8           96.6
                                                                                       ------------- --------------

Total restricted cash, marketable securities and other investments...................  $      142.3  $       147.2
                                                                                       ============= ==============

       Amounts in the Scheduled Amortization Reserve Account (the "SAR ACCOUNT")
are being held by the trustee under the indenture (the "TIMBER NOTES INDENTURE")
to support principal payments on Scotia LLC's Class A-1, Class A-2 and Class A-3
Timber Collateralized Notes due 2028 (the "TIMBER NOTES"). See Note 7 for
further discussion on the SAR Account. The current portion of the SAR Account is determined based on the liquidity needs of Scotia LLC which corresponds directly with the current portion of Scheduled Amortization.

      On March 5, 2002, Scotia LLC notified the trustee for the Timber Notes that it had met all of the requirements of the SAR Reduction Date, as defined in the Indenture. Accordingly, on March 20, 2002, Scotia LLC released
$29.4 million from the SAR Account and distributed this amount to Pacific
Lumber.

      Cash, marketable securities and other investments include a limited partnership interest in a partnership investing in equity securities (the
"EQUITY FUND PARTNERSHIP"), which invests in a diversified portfolio of common stocks and other equity securities whose issuers are involved in merger, tender offer, spin-off or recapitalization transactions. This investment is not consolidated, but is accounted for under the equity method. The following table shows the Company's investment in the Equity Fund Partnership, including restricted amounts held in the SAR Account, and the ownership interest (dollars
in millions).

                                                                                        DECEMBER 31,     DECEMBER 31,
                                                                                            2001             2000
                                                                                        -------------   --------------

Investment in Equity Fund Partnership:
   Restricted........................................................................   $       10.6    $        10.1
   Unrestricted......................................................................           10.0               -
                                                                                        -------------   --------------
                                                                                        $       20.6    $        10.1
                                                                                        =============   ==============

Percentage of ownership held.........................................................            6.0%            10.8%
                                                                                        =============   ==============

       As of December 31, 2001, long-term restricted cash, marketable securities, and other investments also included $5.1 million related to an investment in a limited partnership which invests in debt and equity securities associated with developed and emerging markets.

5.    INVENTORIES

      Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method not in excess of market value. Replacement cost is not in excess of LIFO cost. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

      Inventories consist of the following (in millions):

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 2001       2000
                                                                                               ---------  ---------
Lumber........................................................................................ $   26.1   $   30.7
Logs..........................................................................................     23.5       22.6
                                                                                               ---------  ---------
                                                                                               $   49.6   $   53.3
                                                                                               =========  =========

      Inventories at December 31, 2001 have been reduced by a $1.6 charge (in cost of goods sold) due to a decline in current market prices below the cost of such inventory.

6.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment, including capitalized interest, is stated
at cost, net of accumulated depreciation. Depreciation is computed principally utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The carrying value of property, plant and equipment is assessed when events and circumstances indicate that an impairment might exist. The existence of an impairment is determined by comparing the net carrying value of the asset to its estimated undiscounted future cash flows. If an impairment is present, the asset is reported at the lower of carrying value or fair value. As discussed in Note 1, the Company recorded $2.2 million for asset impairments in 2001. The major classes of property, plant and equipment are as follows (dollar amounts in millions):

                                                                               ESTIMATED         DECEMBER 31,
                                                                                            -----------------------
                                                                             USEFUL LIVES      2001        2000
                                                                             -------------  ----------  -----------
Logging roads, land and improvements.......................................       15 years  $    53.7   $     34.0
Buildings..................................................................       33 years      144.7         37.5
Machinery and equipment....................................................   3 - 15 years      131.5        137.0
Construction in progress...................................................                       3.5          2.8
                                                                                            ----------  -----------
                                                                                                333.4        211.3
Less:  accumulated depreciation............................................                    (108.9)      (111.8)
                                                                                            ----------  -----------
                                                                                            $    224.5  $     99.5
                                                                                            ==========  ===========

      Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $12.7 million, $10.3 million and $10.0 million, respectively.

7.    LONG-TERM AND SHORT-TERM DEBT

      Long-term and short-term debt consists of the following (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2001        2000
                                                                                            ----------  -----------
Pacific Lumber Credit Agreement...........................................................  $    17.7   $     37.0
6.55% Scotia LLC Class A-1 Timber Collateralized Notes due July 20, 2028..................      120.3        136.7
7.11% Scotia LLC Class A-2 Timber Collateralized Notes due July 20, 2028..................      243.2        243.2
7.71% Scotia LLC Class A-3 Timber Collateralized Notes due July 20, 2028..................      463.3        463.3
7.56% Lakepointe Notes (see Note 2).......................................................      121.7            -
Other.....................................................................................        1.5          1.0
                                                                                            ----------  -----------
                                                                                                967.7        881.2
Less: current maturities..................................................................      (35.5)       (51.3)
   Timber Notes held in SAR Account.......................................................      (57.7)       (59.9)
                                                                                            ----------  -----------
                                                                                            $   874.5   $    770.0
                                                                                            ==========  ===========

      Scotia LLC Timber Notes
      Scotia LLC issued $867.2 million aggregate principal amount of Timber
Notes on July 20, 1998. The Timber Notes and the Scotia LLC Line of Credit
(defined below) are secured by a lien on (i) Scotia LLC's timber, timberlands and timber rights and (ii) substantially all of Scotia LLC's other property. The
Timber Notes Indenture permits Scotia LLC to have outstanding up to $75.0 million of non-recourse indebtedness to acquire additional timberlands and to issue additional timber notes provided certain conditions are met (including repayment or redemption of the remaining $120.3 million of Class A-1 Timber
Notes).

      The Timber Notes were structured to link, to the extent of cash available, the deemed depletion of Scotia LLC's timber (through the harvest and sale of logs) to the required amortization of the Timber Notes. The required amount of amortization on any Timber Notes payment date is determined by various mathematical formulas set forth in the Timber Notes Indenture. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis and subject to available cash) through any Timber Notes payment date is referred to as
Minimum Principal Amortization. If the Timber Notes were amortized in accordance with Minimum Principal Amortization, the final installment of principal would be paid on July 20, 2028. The minimum amount of principal which Scotia LLC must pay
(on a cumulative basis) through any Timber Notes payment date in order to avoid payment of prepayment or deficiency premiums is referred to as Scheduled
Amortization. If all payments of principal are made in accordance with Scheduled
Amortization, the payment date on which Scotia LLC will pay the final installment of principal is January 20, 2014. Such final installment would include a single bullet principal payment of $463.3 million related to the Class
A-3 Timber Notes.

      Pursuant to certain liquidity requirements under the Timber Notes
Indenture, Scotia LLC has entered into an agreement (the "SCOTIA LLC LINE OF
CREDIT") with a group of banks pursuant to which Scotia LLC may borrow to pay interest on the Timber Notes. The maximum amount Scotia LLC may borrow is equal to one year's interest on the aggregate outstanding principal balance of the
Timber Notes (the "REQUIRED LIQUIDITY AMOUNT"). At December 31, 2001, the
Required Liquidity Amount was $60.9 million. On June 1, 2001, the Scotia LLC
Line of Credit was extended an additional year to July 12, 2002. Annually,
Scotia LLC will request that the banks extend the Scotia LLC Line of Credit for a period of not less than 364 days. If not extended, Scotia LLC may draw upon the full amount available. The amount drawn would be repayable in 12 semiannual installments on each note payment date (after the payment of certain other items, including the Aggregate Minimum Principal Amortization Amount, as
defined, then due), commencing approximately two and one-half years following the date of the draw. Borrowings under the Scotia LLC Line of Credit generally bear interest at the Base Rate (as defined in the agreement) plus 0.25% or at a one month or six month LIBOR rate plus 1.0% at any time the borrowings have not been continually outstanding for more than six months. As of December 31, 2001,
Scotia LLC had no borrowings outstanding under the Scotia LLC Line of Credit.

      In connection with the sale of the Headwaters Timberlands, Salmon Creek received proceeds of $299.9 million in cash. See Note 2. In November 1999,
$169.0 million of funds from the sale of the Headwaters Timberlands were contributed to Scotia LLC and set aside in the SAR Account. Amounts in the SAR
Account are part of the collateral securing the Timber Notes and will be used to make principal payments to the extent that other available amounts are insufficient to pay Scheduled Amortization on the Class A-1 and Class A-2 Timber
Notes. In addition, during the six years beginning January 20, 2014, amounts in the SAR Account will be used to amortize the Class A-3 Timber Notes as set forth in the Timber Notes Indenture, as amended. Funds may from time to time be released to Scotia LLC from the SAR Account if the amount in the account exceeds the then Required Scheduled Amortization Reserve Balance (as defined in the
Timber Notes Indenture). If the balance in the SAR Account falls below the
Required Scheduled Amortization Reserve Balance, up to 50% of any Remaining
Funds (funds that could otherwise be released to Scotia LLC free of the lien securing the Timber Notes) is required to be used on each monthly deposit date to replenish the SAR Account. The amount attributable to Timber Notes held in the SAR Account of $53.0 million reflected in Note 3 represents $57.7 million principal amount of reacquired Timber Notes.

      Principal and interest on the Timber Notes are payable semi-annually on
January 20 and July 20. During the year ended December 31, 2001, Scotia LLC used
$67.3 million set aside in the note payment account to pay the $57.4 million of interest due as well as $9.9 million of principal. Scotia LLC repaid an additional $4.3 million of principal on the Timber Notes using funds held in the
SAR Account, resulting in total principal payments of $14.2 million, an amount equal to Scheduled Amortization. In addition, Scotia LLC made distributions in the amount of $79.9 million to its parent, Pacific Lumber, $63.9 million of which was made using funds from the December 2000 sale of the Owl Creek grove and $14.5 million of which was made using excess funds released from the SAR
Account.

      On the note payment date for the Timber Notes in January 2002, Scotia LLC had $33.9 million set aside in the note payment account to pay the $28.4 million of interest due as well as $5.5 million of principal. Scotia LLC repaid an additional $6.1 million of principal using funds held in the SAR Account resulting in a total principal payment of $11.6 million, an amount equal to
Scheduled Amortization.

      With respect to the note payment due in July 2002, Scotia LLC expects that it will require funds from the Scotia LLC Line of Credit to pay a portion of the interest due, and that all of the funds used to pay the Scheduled Amortization amount will be provided from the SAR Account.

      Pacific Lumber Credit Agreement
      On August 14, 2001, the "PACIFIC LUMBER CREDIT AGREEMENT", was renewed.
The new facility provides for up to a $50.0 million two-year revolving line of credit as compared to a $60.0 million line of credit under the expired facility.
On each anniversary date (subject to the consent of the lender), the Pacific
Lumber Credit Agreement may be extended by one year. Borrowings are secured by all of Pacific Lumber's domestic accounts receivable and inventory. As of
December 31, 2001, borrowings of $17.7 million and letters of credit of $11.5 million were outstanding. Unused availability was limited to $12.2 million at
December 31, 2001.

      Lakepointe Notes
      In June 2001, Lakepointe Assets financed the purchase of Lake Pointe Plaza with proceeds from the Lakepointe Notes (see Note 3). The Lakepointe Notes consist of $122.5 principal amount of 7.56% notes due June 8, 2021. The
Lakepointe Notes are secured by the Lake Pointe Plaza operating leases, Lake
Pointe Plaza and a $60.0 million residual value insurance contract.

      Maturities
      Scheduled maturities of long-term and short-term debt outstanding at
December 31, 2001 are as follows: $35.5 million in 2002, $19.2 million in 2003,
$20.8 million in 2004, $22.8 million in 2005, $26.8 million in 2006 and $784.9 million thereafter.

      At December 31, 2001, the estimated fair value of the Company's current and long-term debt was $882.4 million. At December 31, 2000, the estimated fair value of debt, including current maturities, was $707.1 million. The estimated fair value of debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

      Restricted Net Assets of Subsidiaries
      As of December 31, 2001, all of the assets of the Company are subject to certain debt instruments which restrict the ability to transfer assets, make loans and advances and pay dividends to MGHI.

8.    BENEFIT (PROVISION) IN LIEU OF INCOME TAXES

      Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the
Company's financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

      The Company and its corporate subsidiaries are members of MAXXAM's consolidated return group for federal income tax purposes.

      Pursuant to a tax allocation agreement between MAXXAM, Pacific Lumber, and
Salmon Creek (the "PL TAX ALLOCATION AGREEMENT"), as amended effective March 1,
1999, Pacific Lumber is liable to MAXXAM for the federal consolidated income tax liability of Pacific Lumber, Scotia LLC and other subsidiaries of Pacific Lumber
(collectively, the "PL SUBGROUP") computed as if the PL Subgroup was a separate affiliated group of corporations which was never connected with MAXXAM. The remaining subsidiaries of MGI are each liable to MAXXAM for their respective income tax liabilities computed on a separate company basis as if they were never connected with MAXXAM, pursuant to their respective tax allocation agreements.

      MGI's tax allocation agreement with MAXXAM (the "MGI TAX ALLOCATION
AGREEMENT") as amended effective March 1, 1999, provides that the Company's federal income tax liability is computed as if the Company files a consolidated tax return with all of its subsidiaries, and that such corporations were never connected with MAXXAM (the "MGI CONSOLIDATED TAX LIABILITY"). The federal income tax liability of the Company is the difference between (i) the MGI Consolidated
Tax Liability and (ii) the sum of the separate tax liabilities for the Company's subsidiaries (computed as discussed above). To the extent that the MGI
Consolidated Tax Liability is less than the aggregate amounts in (ii), MAXXAM is obligated to pay the amount of such difference to the Company.

      The benefit (provision) in lieu of income taxes on income (loss) before income taxes consists of the following (in millions):

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       2001      2000       1999
                                                                                     --------- ---------  ---------
Current:
   Federal in lieu of income taxes.................................................  $      -  $    0.1   $   (3.0)
   State and local.................................................................         -         -        0.1
                                                                                     --------- ---------  ---------
                                                                                            -       0.1       (2.9)
                                                                                     --------- ---------  ---------
Deferred:
   Federal in lieu of income taxes.................................................       8.6      (6.2)     (53.1)
   State and local.................................................................       0.5      (4.1)     (21.6)
                                                                                     --------- ---------  ---------
                                                                                          9.1     (10.3)     (74.7)
                                                                                     --------- ---------  ---------
                                                                                     $    9.1  $  (10.2)  $  (77.6)
                                                                                     ========= =========  =========

      A reconciliation between the benefit (provision) in lieu of income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes is as follows (in millions):

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       2001      2000       1999
                                                                                     --------- ---------  ---------
Income (loss) before income taxes..................................................  $  (63.7) $   23.0   $  195.8
                                                                                     ========= =========  =========

Amount of federal income tax benefit (provision) based upon the statutory rate.....  $   22.3  $   (8.1)  $  (68.6)
Changes in valuation allowances and revision of prior years' tax estimates.........     (13.6)      0.7        4.5
State and local taxes, net of federal tax effect...................................       0.7      (2.7)     (13.1)
Expenses for which no federal tax benefit is available.............................      (0.3)     (0.2)      (0.4)
Other..............................................................................         -       0.1          -
                                                                                     --------- ---------  ---------
                                                                                     $    9.1  $  (10.2)  $  (77.6)
                                                                                     ========= =========  =========

      Changes in valuation allowances and the revision of prior years' tax estimates, as shown in the table above, includes changes in valuation allowances with respect to deferred income tax assets, amounts for the reversal of reserves which the Company no longer believes are necessary, and other changes in prior years' tax estimates. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities.

      The components of the Company's net deferred income tax assets
(liabilities) are as follows (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2001        2000
                                                                                            ----------  -----------
Deferred income tax assets:
   Loss and credit carryforwards..........................................................  $   173.1   $    144.7
   Timber and timberlands.................................................................       17.2         21.0
   Other..................................................................................       24.0         20.4
   Valuation allowances...................................................................      (61.8)       (47.6)
                                                                                            ----------  -----------
      Total deferred income tax assets, net...............................................       152.5       138.5
                                                                                            ----------  -----------
Deferred income tax liabilities:
   Deferred gains on sales of timber and timberlands......................................     (111.0)      (130.4)
   Property, plant and equipment..........................................................      (38.9)       (14.7)
   Inventories............................................................................       (7.7)        (8.2)
   Other..................................................................................       (7.4)        (6.1)
                                                                                            ----------  -----------
      Total deferred income tax liabilities...............................................     (165.0)      (159.4)
                                                                                            ----------  -----------
Net deferred income tax liabilities.......................................................  $   (12.5)  $    (20.9)
                                                                                            ==========  ===========

      Included in net deferred income tax assets as of December 31, 2001 is
$111.3 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors in determining the realizability of the deferred tax assets attributable to loss and credit carryforwards, including any limitations on their use, the reversal of deferred gains, other temporary differences, the year the carryforwards expire and the levels of taxable income necessary for utilization. The Company also considered the potential recognition for tax purposes of the deferred gains on sales of timber and timberlands. Based on this evaluation of the appropriate factors to determine the proper valuation allowances for these carryforwards, the Company believes that it is more likely than not that it will realize the benefit for the carryforwards for which valuation allowances were not provided.
The deferred income tax liabilities related to deferred gains on the sales of timber and timberlands are a result of the sales of the Headwaters Timberlands
(1999), the Owl Creek grove (2000), and the Grizzly Creek grove (2001). The
Company has reinvested a portion of these proceeds, and expects to make further reinvestments. Reinvestments beyond the levels currently planned could impact the Company's evaluation of deferred gains available for offset against net operating losses and in turn the Company's evaluation of the realizability of its net operating losses.

      Included in the net deferred income tax liabilities listed above are $5.9 million and $(1.9) million at December 31, 2001 and 2000, respectively, which are recorded pursuant to the tax allocation agreements with MAXXAM in respect of federal taxes. The remaining portion of the net deferred liabilities is attributable to state tax jurisdictions.

      The following table presents the estimated tax attributes for federal income tax purposes for the Company and its subsidiaries as of December 31,
2001, under the terms of the respective tax allocation agreements (in millions).
The utilization of certain of these tax attributes is subject to limitations.

                                                                                                         EXPIRING
                                                                                                          THROUGH
                                                                                                        -----------
Regular Tax Attribute Carryforwards:
   Net operating losses...................................................................  $   469.4         2021
   Alternative Minimum tax credit.........................................................        0.7   Indefinite
Alternative Minimum Tax Attribute Carryforwards:
   Net operating losses...................................................................  $   419.2         2021

      The income tax provision related to other comprehensive income for the years ended December 31, 2001 and 2000 was $0.2 million and $0.5 million, respectively. There was no provision related to other comprehensive income for the year ended December 31, 1999.

9.    EMPLOYEE BENEFIT PLANS

      Pension and Other Postretirement Benefit Plans
      Pacific Lumber has a defined benefit plan which covers all employees of
Pacific Lumber. Under the plan, employees are eligible for benefits at age 65 or earlier, if certain provisions are met. The benefits are determined under a career average formula based on each year of service with Pacific Lumber and the employee's compensation for that year. Pacific Lumber's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by the Employee Retirement Income Security Act of 1974, as amended.

      Pacific Lumber has an unfunded benefit plan for certain postretirement medical benefits which covers substantially all employees of Pacific Lumber.
Participants of the plan are eligible for certain health care benefits upon retirement. Participants make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits.

      The following tables present the changes, status and assumptions of
Pacific Lumber's pension and other postretirement benefit plans as of December
31, 2001 and 2000, respectively (in millions):

                                                                            PENSION BENEFITS   MEDICAL/LIFE BENEFITS
                                                                          -------------------- --------------------
                                                                                  YEARS ENDED DECEMBER 31,
                                                                          -----------------------------------------
                                                                            2001       2000      2001       2000
                                                                          ---------  --------- ---------  ---------
Change in benefit obligation:
   Benefit obligation at beginning of year..............................  $   38.2   $   33.7  $    6.0   $    4.9
   Service cost.........................................................       2.2        1.9       0.3        0.2
   Interest cost........................................................       2.9        2.7       0.4        0.3
   Plan participants' contributions.....................................         -          -       1.2        1.1
   Actuarial (gain) loss................................................       1.3        0.8       0.4        1.2
   Benefits paid........................................................      (0.9)      (0.9)     (1.7)      (1.7)
   Plan amendments and termination benefits.............................      (0.4)         -      (0.4)         -
                                                                          ---------  --------- ---------  ---------
      Benefit obligation at end of year.................................      43.3       38.2       6.2        6.0
                                                                          ---------  --------- ---------  ---------

Change in plan assets:
   Fair value of plan assets at beginning of year.......................      34.7       37.1         -          -
   Actual return on assets..............................................      (2.4)      (1.5)        -          -
   Employer contributions...............................................       1.3          -       0.5        0.6
   Plan participants' contributions.....................................         -          -       1.2        1.1
   Benefits paid........................................................      (0.9)      (0.9)     (1.7)      (1.7)
                                                                          ---------  --------- ---------  ---------
      Fair value of plan assets at end of year..........................      32.7       34.7         -          -
                                                                          ---------  --------- ---------  ---------

   Benefit obligation in excess of (less than) plan assets..............      10.5        3.5       6.1        6.0
   Unrecognized actuarial gain..........................................       0.7        7.5       0.4        0.8
   Unrecognized prior service costs.....................................      (0.6)      (0.7)      0.3          -
                                                                          ---------  --------- ---------  ---------
      Accrued benefit liability.........................................  $   10.6   $   10.3  $    6.8   $    6.8
                                                                          =========  ========= =========  =========

                                                            PENSION BENEFITS             MEDICAL/LIFE BENEFITS
                                                     ------------------------------  ------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       2001       2000      1999       2001      2000       1999
                                                     ---------  --------  ---------  --------- ---------  ---------
Components of net periodic benefit costs:
   Service cost....................................  $    2.2   $   1.9   $    2.4   $    0.3  $    0.2   $   0.3
   Interest cost...................................       2.9       2.7        2.5        0.4       0.3       0.4
   Expected return on assets.......................      (2.8)     (2.6)      (2.1)         -         -          -
   Prior service cost and amortization.............       0.1       0.1        0.1          -         -          -
   Recognized net actuarial gain...................      (0.4)     (0.4)         -          -      (0.1)      (0.1)
                                                     ---------  --------  ---------  --------- ---------  ---------
      Net periodic benefit cost....................       2.0       1.7        2.9        0.7       0.4        0.6
   Effect of curtailments, settlements and
      special termination benefits.................      (0.4)        -          -       (0.1)        -          -
                                                     ---------  --------  ---------  --------- ---------  ---------
   Net total benefit costs.........................  $    1.6   $   1.7   $    2.9   $    0.6  $    0.4   $    0.6
                                                     =========  ========  =========  ========= =========  =========

                                                            PENSION BENEFITS             MEDICAL/LIFE BENEFITS
                                                     ------------------------------  ------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       2001       2000      1999       2001      2000       1999
                                                     ---------  --------  ---------  --------- ---------  ---------
Weighted-average assumptions:
   Discount rate...................................    7.3%       7.5%      7.8%       7.3%      7.5%       7.8%
   Expected return on plan assets..................    8.0%       8.0%      8.0%         -         -          -
   Rate of compensation increase...................    5.0%       5.0%      5.0%       5.0%      5.0%       5.0%

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates as of December 31, 2001 would have the following effects (in millions):

                                                                       1-PERCENTAGE-POINT              1-PERCENTAGE-POINT
                                                                            INCREASE                        DECREASE
                                                                   ---------------------------     ---------------------------
Effect on total of service and interest cost components.......              $    0.1                        $    (0.1)
Effect on the postretirement benefit obligations..............                   0.8                             (0.7)

      Employee Savings Plan
      Pacific Lumber's employees are eligible to participate in a defined contribution savings plan sponsored by MAXXAM. This plan is designed to enhance the existing retirement programs of participating employees. The cost to the
Company of this plan was $1.4 million, $1.5 million and $1.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      Workers' Compensation Benefits
      Pacific Lumber is self-insured for workers' compensation benefits, whereas
Britt is insured for workers' compensation benefits by an outside party.
Included in accrued compensation and related benefits and other noncurrent liabilities are accruals for workers' compensation claims amounting to $12.9 million and $9.2 million at December 31, 2001 and 2000, respectively. Workers'
compensation expenses amounted to $7.3 million, $3.4 million and $3.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

10.     RELATED PARTY TRANSACTIONS

      MAXXAM provides the Company and certain of the Company's subsidiaries with accounting, data processing services, office space and various office personnel, insurance, legal, operating, financial and certain other services. MAXXAM's expenses incurred on behalf of the Company are reimbursed by the Company through payments consisting of (i) an allocation of the lease expense for the office space utilized by or on behalf of the Company and (ii) a reimbursement of actual out-of-pocket expenses incurred by MAXXAM, including, but not limited to, labor costs of MAXXAM personnel rendering services to the Company. Charges by MAXXAM for such services were $2.4 million, $2.0 million and $3.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company believes that the services being rendered are on terms not less favorable to the Company than those which would be obtainable from unaffiliated third parties.

11.     COMMITMENTS AND CONTINGENCIES

      Commitments
      Minimum rental commitments under operating leases at December 31, 2001 are as follows: years ending December 31, 2002--$3.4 million; 2003--$3.2 million;
2004--$2.1 million; 2005--$1.6 million; 2006--$1.2 million; thereafter--$1.8 million. Rental expense for operating leases was $4.0 million, $4.7 million and
$4.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      The Lake Pointe Plaza building is leased to tenants under operating leases. Building lease terms are for 20 years. Minimum rentals on operating leases are contractually due as follows: 2002 - $11.3 million; 2003 - $11.3 million; 2004 - $10.2 million; 2005 - $9.7 million; 2006 - $10.0 million;
thereafter - $155.8 million.

      Contingencies
      Regulatory and environmental matters play a significant role in the
Company's business, which is subject to a variety of California and federal laws and regulations, as well as the HCP and SYP, dealing with timber harvesting practices, threatened and endangered species and habitat for such species, and air and water quality.

       The SYP complies with regulations of the California Board of Forestry and
Fire Protection requiring timber companies to project timber growth and harvest on their timberlands over a 100-year planning period and to demonstrate that their projected average annual harvest for any decade within a 100-year planning period will not exceed the average annual harvest level during the last decade of the 100-year planning period. The SYP is effective for 10 years (subject to review after five years) and may be amended by Pacific Lumber, subject to approval by the California Department of Forestry and Fire Protection (the
"CDF"). Revised SYPs will be prepared every decade that address the harvest level based upon reassessment of changes in the resource base and other factors.
The HCP and incidental take permits related to the HCP (the "PERMITS") allow incidental "take" of certain species located on the Company's timberlands which species have been listed as endangered or threatened under the federal
Endangered Species Act (the "ESA") and/or the California Endangered Species Act
(the "CESA") so long as there is no "jeopardy" to the continued existence of such species. The HCP identifies the measures to be instituted in order to minimize and mitigate the anticipated level of take to the greatest extent practicable. The SYP is also subject to certain of these provisions. The HCP and related Permits have a term of 50 years.

      Under the federal Clean Water Act (the "CWA"), the Environmental
Protection Agency (the "EPA") is required to establish total maximum daily load limits (the "TMDLS") in water courses that have been declared to be "water quality impaired." The EPA and the North Coast Regional Water Quality Control Board (the
"NORTH COAST WATER BOARD") are in the process of establishing TMDLs for 17 northern California rivers and certain of their tributaries, including nine water courses that flow within the Company's timberlands. The Company expects this process to continue into 2010. In December 1999, the EPA issued a report dealing with TMDLs on two of the nine water courses. The agency indicated that the requirements under the HCP would significantly address the sediment issues that resulted in TMDL requirements for these water courses. However, the
September 2000 report by the staff of the North Coast Water Board proposed various actions, including restrictions on harvesting beyond those required under the HCP. Establishment of the final TMDL requirements applicable to the
Company's timberlands will be a lengthy process, and the final TMDL requirements applicable to the Company's timberlands may require aquatic protection measures that are different from or in addition to the prescriptions to be developed pursuant to the watershed analysis process provided for in the HCP.

      Since the consummation of the Headwaters Agreement in March 1999, there has been a significant amount of work required in connection with the implementation of the Environmental Plans, and this work is expected to continue for several more years. During the implementation period, government agencies had until recently failed to approve THPs in a timely manner. The rate of approvals of THPs during 2001 improved over that for the prior year, and further improvements have been experienced thus far in 2002. However, it continues to be below levels which meet the Company's expectations. Nevertheless, the Company anticipates that once the Environmental Plans are fully implemented, the process of preparing THPs will become more streamlined, and the time to obtain approval of THPs will potentially be shortened.

      Lawsuits are pending and threatened which seek to prevent the Company from implementing the HCP and/or the SYP, implementing certain of the Company's approved THPs, or carrying out certain other operations. On January 28, 1997, an action was filed against Pacific Lumber entitled Ecological Rights Foundation,
Mateel Environmental v. Pacific Lumber (the "ERF LAWSUIT"). This action alleges that Pacific Lumber has discharged pollutants into federal waterways, and seeks to enjoin these activities, remediation, civil penalties of up to $25,000 per day for each violation, and other damages. This case was dismissed by the
District Court on August 19, 1999, but the dismissal was reversed by the U.S.
Ninth Circuit Court of Appeals on October 30, 2000, and the case was remanded to the District Court. On September 26, 2001, the plaintiffs sent Pacific Lumber a
60 day notice alleging that Pacific Lumber continues to violate the CWA by discharging pollutants into certain waterways. Pacific Lumber has taken certain remedial actions since its receipt of the notice.

      On December 2, 1997, an action entitled Kristi Wrigley, et al. v. Charles
Hurwitz, John Campbell, Pacific Lumber, MAXXAM Group Holdings Inc., Scotia
Pacific Holding Company, MAXXAM Group Inc., MAXXAM Inc., Scotia Pacific Company
LLC, et al. (the "WRIGLEY LAWSUIT") was filed. This action alleges, among other things, that the defendants' logging practices have contributed to an increase in flooding and damage to domestic water systems in a portion of the Elk River watershed. The Company believes that it has strong factual and legal defenses with respect to the Wrigley lawsuit and ERF lawsuit; however, there can be no assurance that they will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

      On March 31, 1999, an action entitled Environmental Protection Information
Association, Sierra Club v. California Department of Forestry and Fire
Protection, California Department of Fish and Game, The Pacific Lumber Company,
Scotia Pacific Company LLC, Salmon Creek Corporation, et al. ("EPIC-SYP/PERMITS
LAWSUIT") was filed alleging, among other things, various violations of the CESA and the California Environmental Quality Act, and challenging, among other things, the validity and legality of the SYP and the Permits issued by
California. August 5, 2002, has been set as the trial date. On March 31, 1999, an action entitled United Steelworkers of America, AFL-CIO, CLC, and Donald
Kegley v. California Department of Forestry and Fire Protection, The Pacific
Lumber Company, Scotia Pacific Company LLC and Salmon Creek Corporation ("THE
USWA LAWSUIT") was filed also challenging the validity and legality of the SYP.
June 10, 2002, has been set as the trial date. The Company believes that appropriate procedures were followed throughout the public review and approval process concerning the HCP and the SYP, and the Company is working with the relevant government agencies to defend these challenges. Although uncertainties are inherent in the final outcome of the EPIC-SYP/Permits lawsuit and the USWA lawsuit, the Company believes that the resolution of these matters should not result in a material adverse effect on its financial condition, results of operations or the ability to harvest timber.

      On July 24, 2001, an action entitled Environmental Protection Information
Center v. Pacific Lumber, Scotia Pacific Company LLC (the "BEAR CREEK
LAWSUIT") was filed. The lawsuit alleges that Pacific Lumber's harvesting and other activities under certain of its approved and proposed THPs will result in discharges of pollutants in violation of the CWA. The plaintiff asserts that the
CWA requires the defendants to obtain a permit from the North Coast Water Board before beginning timber harvesting and road construction activities in the Bear
Creek watershed, and is seeking to enjoin these activities until such permit has been obtained. The plaintiff also seeks civil penalties of up to $27,000 per day for the defendant's alleged continued violation of the CWA. The Company believes that the requirements under the HCP are adequate to ensure that sediment and pollutants from its harvesting activities will not reach levels harmful to the environment. Furthermore, EPA regulations specifically provide that such activities are not subject to CWA permitting requirements. The Company believes that it has strong legal defenses in this matter; however, there can be no assurance that this lawsuit will not have a material adverse effect on its consolidated financial condition or results of operations.

      While the Company expects environmentally focused objections and lawsuits to continue, it believes that the HCP, the SYP and the Permits should enhance its position in connection with these continuing challenges and, over time, reduce or minimize such challenges.

12.   SUPPLEMENTAL CASH FLOW AND OTHER INFORMATION

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       2001      2000       1999
                                                                                     --------- ---------  ---------
                                                                                              (IN MILLIONS)
Supplemental information on non-cash investing and financing activities:
   Repurchases of debt using restricted cash........................................ $      -  $   52.5   $      -
   Purchases of marketable securities and other investments using restricted cash...        -       0.4       15.9

Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest....................................... $   63.6  $   64.5   $   65.0
   Tax allocation payments to (from) MAXXAM.........................................      1.3      (0.5)       1.8

13.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Summary quarterly financial information for the years ended December 31,
2001 and 2000 is as follows (in millions):

                                                                            THREE MONTHS ENDED
                                                        -----------------------------------------------------------
                                                          MARCH 31        JUNE 30     SEPTEMBER 30     DECEMBER 31
                                                        -------------  -------------  -------------- --------------
2001:
   Net sales..........................................  $       44.8   $       53.3   $        46.9  $        44.7
   Operating income (loss)............................          (4.5)           0.8            (1.3)         (21.5)
   Income (loss) before extraordinary items...........          (9.1)          (3.4)          (16.3)         (25.8)
   Extraordinary items, net...........................             -              -               -              -
   Net income (loss)..................................          (9.1)          (3.4)          (16.3)         (25.8)
2000:
   Net sales..........................................  $       47.4   $       55.9   $        49.4  $        47.4
   Operating income (loss)............................           5.7            8.4             0.1           (7.2)
   Income (loss) before extraordinary items...........          (2.7)          (1.0)           (7.8)          24.3
   Extraordinary items, net...........................           1.4              -             0.1            2.3
   Net income (loss)..................................          (1.3)          (1.0)           (7.7)          26.6